EXHIBIT 10.54
Amendment No. 2 to Non-Qualified Stock Option Agreements
     This Amendment No. 2 to each of the Non-Qualified Stock Option Agreements (the “Agreements”) by and between Seabulk International, Inc., a Delaware corporation (the “Company”), and ___(“Employee”), with grant dates of ___and ___, is entered into as of the 18th day of April, 2005.
     WHEREAS, the Company and Employee desire to amend each of the Agreements in certain respects; and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized this amendment on April 18, 2005.
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby amend each of the Agreements as set forth herein below, effective as of the date first set forth above:
1.	Section 2.2 of each of the Agreements is hereby amended and restated by deleting the text appearing therein in its entirety and inserting the following text in lieu thereof:
          “2.2 Notwithstanding anything to the contrary contained in this Agreement, in the event of any Termination of Employment, other than by reason of death or Disability, within two years following a Change in Control, this Option shall become one hundred percent (100%) Vested and exercisable. The Committee may, in its sole discretion, accelerate the exercisability of any unexercisable portion of this Option at any time.”
2.	Section 6 of each of the Agreements is hereby amended and restated by deleting the text appearing therein in its entirety and inserting the following text in lieu thereof:
“6. Intentionally left blank.”
3.	As so amended, each of the Agreements remains in full force and effect.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first set forth above.

SEABULK INTERNATIONAL, INC.

By:

“Employee”